Grant Park Fund Weekly Commentary

For the Week Ended April 8, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (May 2006 - Apr 2011)

Class	Week ROR	MTD APR 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	3.4%	3.9%	3.0%	9.6%	1.6%	4.8%	6.2%	4.8%	12.0%	-16.4%	0.4	0.6
B**	3.4%	3.8%	2.8%	9.0%	0.9%	4.0%	N/A	4.0%	12.0%	-17.1%	0.4	0.5
Legacy 1***	3.3%	3.8%	3.5%	11.4%	N/A	N/A	N/A	2.9%	10.8%	-10.9%	0.3	0.4
Legacy 2***	3.2%	3.7%	3.3%	10.9%	N/A	N/A	N/A	2.5%	10.8%	-11.1%	0.3	0.3
Global 1***	2.9%	3.5%	2.8%	8.2%	N/A	N/A	N/A	0.6%	10.3%	-13.3%	0.1	0.1
Global 2***	2.9%	3.5%	2.8%	8.0%	N/A	N/A	N/A	0.2%	10.2%	-13.5%	0.1	0.0
Global 3***	2.9%	3.4%	2.2%	6.1%	N/A	N/A	N/A	-1.6%	10.3%	-14.6%	-0.1	-0.2

S&P 500 Total Return Index****	-0.3%	0.2%	6.2%	14.1%	0.8%	2.4%	2.5%	2.4%	17.9%	-50.9%	0.2	0.2
Barclays Capital U.S. Long Gov Index****	-1.8%	-1.6%	-2.4%	2.9%	4.1%	6.4%	6.5%	6.4%	11.1%	-12.3%	0.6	1.0

* Performance metrics are calculated using April 2011 month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	40%					30%
Energy	14%	Long	Crude Oil	3.5%	Long	13%	Long	Crude Oil	3.9%	Long
			Gasoline Blendstock	2.8%	Long			Brent Crude Oil	2.3%	Long
Grains/Foods	13%	Long	Corn	2.6%	Long	7%	Long	Corn	1.9%	Long
			Soybeans	2.1%	Long			Soybeans	1.8%	Long
Metals	13%	Long	Gold	3.3%	Long	10%	Long	Gold	2.8%	Long
			Nickel	2.0%	Long			Aluminum	1.5%	Long
FINANCIALS	60%					70%
Currencies	29%	Short $	Australian Dollars	2.8%	Long	30%	Short $	Australian Dollars	3.6%	Long
			Euro	2.5%	Long			Euro	2.7%	Long
Equities	17%	Long	S&P 500	3.0%	Long	22%	Long	S&P 500	4.0%	Long
			Hang Seng	2.4%	Long			Hang Seng	2.8%	Long
Fixed Income	14%	Short	Bunds	3.8%	Short	18%	Short	Bunds	5.5%	Short
			Euribor	2.6%	Short			Bobl	2.5%	Short

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil prices rallied to a 30-month high on supply concerns from the Middle East. Forecasts for prolonged reduced supply from Libya, protests in Syria and Yemen, and ongoing tensions in Gaza all played a role in moving crude oil higher. Natural gas markets fell in excess of 7% last week as reports of ample supplies and mild weather in the U.S. prompted liquidations.

Grains/Foods

Corn prices moved higher last week on fears U.S. farmers would be unable to produce sufficient supplies to meet strong demand for exports and increasing ethanol production. Wheat prices also moved higher on beliefs that recent dry weather in the U.S. and the European Union would negatively affect upcoming harvests.

Metals

In the precious metals markets, gold prices moved higher because of U.S. dollar weakness and ongoing concerns regarding elevating inflation. Industrial metals prices rose due to strong industrial production data from Europe and positive U.S. employment estimates. U.S. dollar weakness also played a role in moving base metals higher.

Currencies

The U.S. dollar was driven lower last week by inflation concerns and fears that the U.S. Government could shut down without an agreement on budgetary spending. The euro rallied steadily against the dollar following the European Central Bank's decision to raise Eurozone interest rates by 0.25%. In Asia, the Japanese yen weakened against counterparts because of speculation that prolonged re-building efforts would slow growth in the nation's economy.

Equities

The Japanese Nikkei 225 posted gains due to weakness in the yen and new plans created by the government to help firms re-build after last month's earthquake. The Hong Kong Hang Seng index also moved higher, supported by easing concerns regarding future interest rate hikes in China.

Fixed Income

U.S. Treasury markets fell following comments by U.S. Federal Reserve Chairman stating that rising inflation could prompt monetary policy shifts sooner than previously expected. Reports showing strong service-industry data added to the decline in the debt markets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.